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                                                                    EXHIBIT 99.3

                                 FOR TENDER OF
                          8 7/8% SENIOR NOTES DUE 2006
                                IN EXCHANGE FOR
                          8 7/8% SENIOR NOTES DUE 2006
                                       OF

                            FRUIT OF THE LOOM, INC.

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
       TIME, ON AUGUST 22, 1999, UNLESS EXTENDED (THE "EXPIRATION DATE").

TO REGISTERED HOLDERS AND DEPOSITORY
  TRUST COMPANY PARTICIPANTS:

    We are enclosing the material listed below relating to the offer by Fruit of the Loom, Inc., a Delaware corporation (the "COMPANY"), to exchange its 8 7/8% Senior Notes Due 2006, guaranteed by Fruit of the Loom, Ltd., a Cayman Islands corporation, and each of the Company's principal domestic subsidiaries (the "Guarantor Subsidiaries") (the "EXCHANGE NOTES"), which have been registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"), for a like principal amount of its issued and outstanding 8 7/8% Senior Notes Due 2006, guaranteed by FTL-Cayman and the Guarantor Subsidiaries (the "OUTSTANDING NOTES"), upon the terms and subject to the conditions set forth in the Prospectus of the Company, FTL-Cayman and the Guarantor Subsidiaries dated July
  , 1999 (the "PROSPECTUS"), and the related Letter of Transmittal (which together constitute the "EXCHANGE OFFER").

    Enclosed are copies of the following documents:

    1.  Prospectus dated July   , 1999;

    2. Letter of Transmittal (together with accompanying Substitute Form W-9 Guidelines);

    3.  Notice of Guaranteed Delivery;

    4. Letter to Clients which may be sent to your clients for whose account you hold the Outstanding Notes in your name or in the name of your nominee; and

    5. Instructions to Registered Holder and/or DTC Participant from Beneficial Owner.

    We urge you to contact your clients promptly. Please note that the Exchange Offer will expire on the Expiration Date.

    The Exchange Offer is not conditioned upon any minimum number of the Outstanding Notes being tendered.

    Pursuant to the Letter of Transmittal, each holder of the Outstanding Notes being tendered will represent to the Company that of the tendered Outstanding Notes (1) the Exchange Notes to be acquired by the holder and any beneficial owner(s) of the tendered Outstanding Notes in connection with the Exchange Offer are being acquired by the holder and any beneficial owner(s) in the ordinary course of business of the holder and any beneficial owner(s), (2) the holder and each beneficial owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes, (3) except as otherwise disclosed in writing herewith, neither the holder nor any beneficial owner is an "affiliate," as defined in Rule 405 under the Securities Act, of the Company, FTL-Cayman or any Guarantor Subsidiary and (4) the holder and each beneficial owner acknowledge and agree that any person participating in the Exchange Offer with the intention or for the purpose of distributing the Exchange Notes must comply with the registration and prospectus delivery
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requirements of the Securities Act in connection with a secondary resale of the
Exchange Notes acquired by such person and cannot rely on the position of the staff of the Securities and Exchange Commission set forth in the no-action letters that are referred to in the section of the Prospectus entitled "The Exchange Offer--Resale of Exchange Notes." In addition, by accepting the Exchange Offer, the holder will (1) represent and warrant that, if the holder or any beneficial owner of the tendered Outstanding Notes is a broker-dealer, such broker-dealer acquired the Outstanding Notes for its own account as a result of market-making activities or other trading activities and has not entered into any arrangement or understanding with the Company or any "affiliate" of the Company (within the meaning of Rule 405 under the Securities Act) to distribute the Exchange Notes to be received in the Exchange Offer, and (2) acknowledges that, by receiving the Exchange Notes for its own account in exchange for the Outstanding Notes, where the Outstanding Notes were acquired as a result of market-making activities or other trading activities, the broker-dealer will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes, the holder is not deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    The enclosed Instructions to Registered Holder and/or DTC Participant from Beneficial Owner(s) contain an authorization by the beneficial owner(s) for you to make the foregoing representations.

    The Company will not pay any fee or commission to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of the Outstanding Notes pursuant to the Exchange Offer. The Company will pay or cause to be paid any transfer taxes payable on the transfer of the Outstanding Notes to it, except as otherwise provided in Instruction 7 of the enclosed Letter of Transmittal.

    Additional copies of the enclosed materials may be obtained from the undersigned.

                                          Very truly yours,

                                          FRUIT OF THE LOOM, INC.

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